Exhibit 99.1

SINTX Technologies Announces Adjournment of Annual Meeting of Stockholders Due to Lack of Quorum

SALT LAKE CITY, September 15, 2021 (GLOBE NEWSWIRE) - SINTX Technologies, Inc. (www.sintx.com) (NASDAQ: SINT) (“SINTX” or the “Company”), an original equipment manufacturer of advanced ceramics, announced that the Company’s annual meeting of stockholders was convened on September 15, 2021, at 10:30 a.m. and immediately adjourned, without any business being conducted, due to lack of the required quorum.

In order for a quorum to be present, the Company’s bylaws require that a majority of the outstanding shares entitled to vote be present at the meeting, either in person or by proxy. On the date of the meeting there were fewer than a majority of shares entitled to vote present, either in person or by proxy. The annual meeting of stockholders therefore had no quorum and the meeting was adjourned to 10:30 am (Mountain Time) on Wednesday, October 13th, 2021 at the Company’s headquarters located at 1885 W 2100 S, Salt Lake City, Utah 84119, to allow additional time for the Company’s stockholders to vote on the proposals set forth in the Company’s definitive proxy statement filed with the United States Securities and Exchange Commission (the “SEC”) on August 3, 2021.

During the current adjournment, the Company continues to solicit votes from its stockholders with respect to the proposals set forth in the Company’s proxy statement.

Only stockholders of record as of July 26, 2021, are entitled to and are being requested to vote. At the time the Annual Meeting was adjourned, proxies had been submitted by stockholders representing approximately 44% of the shares of the Company’s common stock outstanding and entitled to vote at the Annual Meeting. Proxies previously submitted in respect of the Annual Meeting will be voted at the adjourned Annual Meeting unless properly revoked, and stockholders who have previously submitted a proxy or otherwise voted need not take any action.

The Company encourages all stockholders of record on July 26, 2021, who have not yet voted, to do so by October 12, 2021, at 11:59 p.m. (Eastern Time).

If the number of additional shares of common stock voted at the adjourned Annual Meeting is not sufficient to reach a quorum, the Company intends to adjourn the Annual Meeting again, which will require the Company to incur additional costs.

Important Information

This material may be deemed to be solicitation material in respect of the Annual Meeting to be reconvened and held on October 13, 2021. In connection with the Annual Meeting, the Company filed a definitive proxy statement with the SEC on August 3, 2021. BEFORE MAKING ANY VOTING DECISIONS, SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING. The definitive proxy statement was mailed to stockholders who are entitled to vote at the Annual Meeting. No changes have been made in the proposals to be voted on by stockholders at the Annual Meeting. The Company’s proxy statement and any other materials filed by the Company with the SEC can be obtained free of charge at the SEC’s website at sec.gov or at www.proxyvote.com.

About SINTX Technologies, Inc.

SINTX Technologies develops and commercializes advanced ceramics for multiple markets. The core strength of SINTX Technologies is the manufacturing, research, and development of silicon nitride ceramics for external partners. The Company presently manufactures silicon nitride powders and components in its FDA registered, ISO 13485:2016 certified, and ASD9100D certified manufacturing facility.

For more information on SINTX Technologies, SINTX Armor, or its material platforms, please visit www.sintx.com.

Business Inquiries for SINTX:

SINTX Technologies

801.839.3502

IR@sintx.com

Media Inquiries for SINTX:

Amanda Barry

Director of PR and Content

The Summit Group

abarry@summitslc.com